CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2010 with respect to the consolidated financial statements and internal control over financial reporting of USA Truck, Inc. and subsidiary appearing in the 2009 Annual Report of USA Truck, Inc. on Form 10-K for the year ended December 31, 2009 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
May 24, 2010